Exhibit 99.1

June 4, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Bob Stickler, Bank of America, 1.704.386.8465

robert.stickler@bankofamerica.com

Greg Curl Named Chief Risk Officer at Bank of America

CHARLOTTE — Bank of America Chief Executive Officer and President Kenneth D. Lewis said today that he has named Gregory L. Curl as Chief Risk Officer for the company, responsible for working with the company’s lines of business to identify and navigate credit, market and operational risks.

He will succeed Amy Woods Brinkley as Chief Risk Officer effective June 30 following a transition period. Brinkley will remain with the company until her retirement later this summer. Thereafter, she will voluntarily serve on Bank of America’s charitable board continuing her longstanding commitment to the communities served by the bank.

Brinkley has regularly been named to lists of the most influential women in business and her retirement caps an extraordinarily varied and productive career within Bank of America.

Prior to her current role, Brinkley served as president of Consumer Products, a business group then composed of Card Services, Consumer Finance, the Consumer Real Estate, Community Development and Consumer e-Commerce, and Insurance. She has also previously served as the company’s principal Marketing executive.

Brinkley joined the company in 1978 as a management trainee in the Commercial Credit Department. She became a corporate banking officer in the Asia Pacific area of the International Division and then a commercial banker in Greensboro, N.C.

She established a Consumer Credit Policy function in 1987 to oversee the credit issues of the company’s consumer portfolio, including credit card, residential mortgages and direct and indirect consumer loans. Brinkley was promoted to executive vice president and senior Consumer Credit Policy executive in 1990.

“Amy has made a tremendous contribution to our company over the years in a variety of roles,” Lewis said. “She is an essential cornerstone of our company and we will miss her.”

Curl, a 31-year veteran of the bank, has had several roles in corporate development since 1997 and most recently has been Global Corporate Strategic Development and Planning Executive. He will continue to be a member of the Management Committee.

Lewis said that Curl will bring a valuable perspective to risk management based on his years of analyzing companies and markets for corporate development.

“Greg has that natural ability to look at things, see both the upside and the potential pitfalls and then navigate the right course,” Lewis said.

Curl, 60, began his career in 1974 in St. Louis with Boatmen’s Bancshares as a commercial loan officer. From 1976 to 1978, he served as a special assistant to U.S. Senator John C. Danforth. He returned to the bank in 1978 and continued to serve in many capacities, including Vice Chairman and Chief Operating Officer of Boatmen’s. Since 1996 he has served in several capacities at Bank of America including Vice Chairman of Corporate Development and Global Corporate Planning and Strategy Executive since 2001.

Curl received a bachelor’s degree in political science from Southwest Missouri State University and a master’s degree in government from the University of Virginia. He was named a Woodrow Wilson Fellow in 1970 and was a Philip Dupont Scholar and a McIntire Fellow at the University of Virginia. He served as a naval officer in the Mediterranean and the Middle East from 1970 to 1974.

Curl is a director of the Jefferson Scholars Foundation, University of Virginia, The Enstar Group, Inc., Grupo Financiero Santander Serfin, and China Construction Bank.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 55 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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